Exhibit 10.16

Service Agreement

Dated 26 February 2013

GC Aesthetics Management Limited

And

Ayhan Tekin Aslan

Table of Contents

1	Definitions and Interpretation	1

2	Employment	2

3	Term	3

4	Duties	3

5	Hours of Work	4

6	Place of Work	4

7	Remuneration	4

8	Expenses	5

9	Holidays	5

10	Incapacity	6

11	Termination	7

12	Intellectual Property	9

13	Confidentiality	11

14	Post-Termination Provisions	11

15	Other Business Interests	13

16	Data Protection	13

17	Use of IT Equipment	14

18	Notices	14

19	Disclosures	15

20	Miscellaneous	15

2

This Agreement is made the 26th day of February 2013.

Between:

(1)	GC Aesthetics Management Limited an Employer incorporated in Ireland with registered company no 450981 and whose head quarters are at Suite 601, Q House, Furze Road, Sandyford, Dublin 18, Ireland (the “Company”); and

(2)	Ayhan Tekin Aslan of Adnan Saygun Cad. Nispetiye Mah., Pirlanta Sokak No:4/4, 34340, Ulus-Besiktas, Istanbul, Turkey (the “Appointee”).

Now it is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Board”	means the Board of directors of GCAL as constituted from time to time and includes any committee of the board of directors of GCAL duly appointed to it from time to time;

“Businesses”	means all and any trades or other commercial activities:

(i)     which the Company or any Group Company shall carry on with a view to profit and with which the Appointee shall have been concerned or involved to any material extent at any time during his employment under this Agreement; or

(ii)    which the Company or any Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Appointee shall at the Termination Date possess any confidential business information;

“Effective Date”	means 26th February 2013;

“GCAL”	means Global Consolidated Aesthetics Limited, a company registered in Ireland with registered number 450181;

“Remuneration Committee”	means the remuneration committee of the Board as constituted from time to time;

“Group”	means GCAL and all subsidiary undertakings (as defined in The European Communities (Companies Group Accounts) Regulations 1992) of GCAL from time to time;

“Group Company”	means a member of the Group;

“Incapacity”	means any illness (including mental disorder), injury or other like cause beyond his control incapacitating the Appointee from discharging his duties hereunder;

“Term”	means the term of the appointment of the Appointee pursuant to this Agreement commencing on the Effective Date and terminating on the Termination Date; and

“Termination Date”	means the date on which this Agreement is terminated irrespective of the cause or manner.

1.2	Words importing one gender shall include all other genders and words importing the singular shall include the plural and vice versa.

1.3	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment thereof.

1.4	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

2	Employment

2.1	With effect from the Effective Date, the Company shall employ the Appointee, and the Appointee shall serve as Vice President of Sales, Emerging Markets of GCAL upon the terms and subject to the conditions contained herein.

2.2	The Appointee shall report directly to the Chief Executive Officer of the Group (“CEO”).

2.3	The Appointee hereby warrants that he will not by virtue of entering into this Agreement, be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon him and that the Company and any Group Company may employ him upon and subject to the terms and conditions set out in this Agreement without being liable to any other party for so doing.

3	Term

The Appointee’s employment will be deemed to have commenced on the date that he takes up employment with the Company, being the Effective Date, and the terms and conditions set out in this Agreement will take effect from that date. No other prior period of service with the Company and/or any Group Company will form part of the Appointee’s continuous service period with the Company.

4	Duties

4.1	The Appointee shall at all times during the Term:

(a)	devote the whole of his time, attention and ability to the duties of his appointment under this Agreement;

(b)	faithfully, efficiently, competently and diligently perform such duties and exercise such powers consistent with them as are from time to time assigned to him by the Company including in connection with the Businesses;

(c)	obey all lawful and reasonable directions of the CEO and the Board;

(d)	use his best endeavours to promote and extend the Businesses and to protect and further the reputation and the interests of the Company and each Group Company;

(e)	comply with the policies, procedures and rules of the Company and Group Companies, as amended from time to time. Such policies, procedures and rules do not have contractual effect unless expressly provided otherwise therein;

(f)	keep the CEO and as required the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and each Group Company and provide such explanations as the CEO and/or the Board may require; and

(g)	not at any time make any untrue or misleading statement relating to the Company or any Group Company.

4.2	The Appointee shall (without further remuneration) if and for so long as the Company requires during the continuance of this Agreement:

(a)	carry out duties on behalf of any Group Company;

(b)	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

(c)	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed on behalf of the Company.

4.3	Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not be under any obligation to vest in or assign to the Appointee any powers or duties and may at any time and for any period either require the Appointee to perform:

(a)	a part only of his normal duties and no other;

(b)	such duties as it may reasonably require and no others; or

(c)	no duties whatsoever;

or suspend or exclude the Appointee from the performance of his duties, provided that throughout any such period the Appointee’s remuneration and contractual benefits shall not cease to be payable by reason thereof.

5	Hours of Work

The Appointee shall work normal business hours, from 9am to 5 pm from Monday to Friday, excluding public holidays. The Appointee shall work such additional hours as may be necessary for the proper discharge of his duties and shall not be entitled to receive any additional remuneration for work outside normal business hours.

6	Place of Work

6.1	The Appointee will be based out of Istanbul, Turkey and shall carry out his duties at such place of business of the Company or any Group Company as the Company may from time to time require.

6.2	The Appointee shall visit and travel to such places, whether in or outside of Turkey and Ireland by such means and on such occasions as the Company may from time to time require for the purpose only of performing his duties hereunder.

7	Remuneration

7.1	The Company shall pay to the Appointee during the continuance of the Term a base salary of Two Hundred and Thirty Five Thousand Euro (€235,000.00) gross per annum (“Base Annual Salary”), (or at such higher rate as may from time to time be agreed pursuant to sub-clause 7.3) subject to the applicable deductions of taxation, social insurance contributions and other deductions required by law. Such salary shall include any sums receivable as director’s fees (if applicable) or other remuneration from any Group Company or from any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company. The said salary, which shall be deemed to accrue from day to day, shall be payable in arrears by bank credit transfer in equal monthly instalments on the last working day of each calendar month.

7.2	In addition to the Base Annual Salary, the Company shall provide the Appointee with an annual motor car allowance of Twenty One Thousand Euro (€21,000) excluding any applicable value added tax and/or sales tax.

7.3	The salary payable in accordance with sub-clause 7.1 shall be reviewed by the Remuneration Committee on the anniversary of the Effective Date or at the start of each financial year of GCAL, and the salary may be increased by the Remuneration Committee with effect from such date by such amount (if any) as it thinks fit. An increase awarded in one year will not influence or set a precedent in relation to future years.

7.4	The Appointee hereby authorises the Company to deduct from his remuneration (which shall include Base Annual Salary whether in lieu of notice or otherwise) any debt owed by the Appointee to the Company or any Group Company, including but without limitation the balance outstanding of any loans (including interest where appropriate) advanced by the Company to the Appointee.

7.5	The Appointee will be eligible to participate in an annual discretionary bonus scheme, being the Group’s Executive Bonus Scheme, which may issue a maximum annual bonus of 40% of the Appointee’s base annual salary. The Appointee’s targets and objectives and level of payment, if any, connected to any such bonus scheme will be determined from time to time by and at the discretion of the Board. In order to receive a bonus payment, the Appointee must be in the employment of the Company on the bonus payment date and a notice of termination of his employment, whether served by the Appointee or the Company, must not be in effect on such date.

7.6	The Company will pay up to a maximum sum of seven thousand and six hundred euro (€7,600) by way of contribution to the health insurance premiums for the Appointee’s selected private health insurance policy.

8	Expenses

The Company shall reimburse to the Appointee all reasonable travelling, subsistence, entertainment and other out-of-pocket expenses wholly, exclusively and necessarily incurred by him in or about the proper performance of his duties under this Agreement provided that the Appointee complies with such guidelines or regulations issued by the Company from time to time in this respect and provides reasonable evidence of the expenditure in respect of which he claims reimbursement. The Company will provide the Appointee with a corporate credit card, professional subscriptions and other devices or facilities required to carry out his duties under this Agreement.

9	Holidays

9.1	Subject to sub-clause 9.3, in addition to public holidays the Appointee is entitled to 25 working days paid holiday in each calendar year (excluding national holidays) to be taken at such time or times as may be approved by the CEO, as appropriate. As soon as the CEO approves a holiday request by the Appointee, then the Appointee shall forward details of the approved holiday to be taken to the Chief Financial Officer (“CFO”).

9.2	Holidays shall accrue on a daily basis, as far as legally permissible. The holiday year is the calendar year.

9.3	The Company does not allow the Appointee to carry unused holiday entitlement forward. Any holiday entitlement, which has not been used by the Appointee in the holiday year, will be forfeited. Other than on the cessation of the Appointee’s employment, no payment will be made in respect of any untaken holiday entitlement accrued but not taken.

9.4	On termination of his appointment for whatever reason, the Appointee shall either be entitled to pay in lieu of any outstanding holiday entitlement accrued under sub-clause 9.1 or be required to repay to the Company any salary received for holiday taken in excess of such accrued entitlement. The basis for calculating the payment and repayment shall be 1/253 of the Appointee’s annual salary for each day.

10	Incapacity

10.1	If the Appointee shall be prevented by Incapacity or sickness from properly performing his duties hereunder he shall report this fact forthwith to the CEO and if the Appointee is so prevented for three or more consecutive days he shall provide a medical practitioner’s statement on the third day and weekly thereafter so that the whole period of the Incapacity is certified by such statements.

10.2	The Company does not pay company sick pay and the Appointee has no entitlement to company sick pay. If the Appointee is absent from his duties hereunder due to Incapacity the Appointee may (and where awarded, without prejudice to the right of the Company to terminate the Appointee’s employment in accordance with the provisions of this Agreement) be paid for a particular period of time his full remuneration, or part thereof, hereunder, as the Company shall determine in its entire discretion from time to time. Any payments the Appointee would be entitled to from social security or other insurances (e.g. sickness benefits, daily allowances) have to be set off against any payments of remuneration under this clause 10.2.

10.3	If the Appointee suffers an Incapacity preventing him from discharging in full his duties hereunder for a total of thirty (30) or more working days in any twelve consecutive calendar months, the Company may by notice in writing to the Appointee given at any time so long as the Incapacity shall continue:

(a)	discontinue any payment, if any, in whole or part of his remuneration on and from such date as may be specified in the notice until the Incapacity shall cease; or

(b)	whether or not payment shall have already been discontinued as aforesaid, terminate this employment forthwith or on such date as may be specified in the notice.

10.4	If the Incapacity or sickness shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Appointee shall immediately notify the CEO and the CFO of the fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the CEO all particulars the CEO may reasonably require and shall (if so required by the CEO) refund to the Company such part of any damages recovered relating to loss of earnings for the period of absence by reason of Incapacity or sickness as the CEO may reasonably determine, provided that:

(a)	the amount to be refunded shall not exceed either the amount of the damages or compensation recovered by the Appointee less any costs borne by him in connection with such recovery or the total remuneration paid to the Appointee by way of salary in respect of the period of the Incapacity;

(b)	in the event of partial recovery by the Appointee under any such claim, compensation, settlement or judgment, recovery in respect of loss of remuneration shall be deemed to be made after recovery in respect of any other head of claim.

10.5	At any time during the Term, the Appointee shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination and any matters which arise from it in order that the Company’s medical adviser may notify the Company of any matters which, in the medical adviser’s opinion, might hinder or prevent the Appointee (if during a period of Incapacity or sickness) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

11	Termination

11.1	The Appointee may terminate the employment by giving to the Company at least six months’ prior written notice.

11.2	The Company may terminate the employment by giving to the Appointee at least six months’ prior written notice.

11.3	Where notice of termination of employment is given, whether by the Appointee or the Company, the Company will have the right to:

(a)	pay the Appointee in lieu of notice the amount of his entitlement to salary in respect of such notice period or outstanding part thereof; or

(b)	require the Appointee to comply with the provision of Clause 11.5 below.

11.4	The right to terminate without notice remains unaffected. A reason for the Company to terminate without notice might be in particular the following:

(a)	if the Appointee is guilty of any serious default or gross or scandalous misconduct in connection with or affecting the business of the Company or any Group Company to which he is required by this Agreement to render services; or

(b)	commits any act of serious misconduct or is guilty of any conduct which may in the opinion of the Board, bring the Company or any Group Company into disrepute or is calculated or likely to prejudicially affect the interests of the Company or any Group Company, whether or not the conduct occurs during or in the context of the Appointee’s employment; or

(c)	if the Appointee has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

(d)	if the Appointee is convicted of any arrestable criminal offence for which a custodial sentence may be imposed (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or

(e)	if the Appointee is disqualified from holding office in a company for whatever reason, including because of wrongful or fraudulent trading; or

(f)	if the Appointee is convicted of an offence under Part V of the Companies Act, 1990 or under any other present or future statutory enactment or regulations relating to insider dealings.

The above list is not exhaustive.

11.5	The Company shall be entitled for the whole or any part of any period of notice of termination given by the Company or by the Appointee or upon the Appointee having indicated a settled intention to give such notice to require that the Appointee perform part only of his duties or such duties as it may reasonably require and no others or no duties whatsoever, in which case:

(a)	the Appointee shall not enter upon the premises of the Company or any Group Company or communicate in any way with the employees, customers and suppliers of the Company or any Group company;

(b)	the Appointee shall not enter into any contract or arrangement for or on behalf of the Company or any Group Company;

(c)	the Appointee shall not be employed by or provide services to any competing business;

(d)	the Appointee shall resign from any other offices in the Company or any Group Company forthwith;

(e)	the Company shall be entitled to inform the Company’s employees and any other person that the Appointee has been dismissed/resigned;

provided that throughout any such period (“Garden Leave Period”) the Appointee’s remuneration and contractual benefits shall not cease to be payable by reason thereof.

11.6	Upon termination of this Agreement howsoever arising the Appointee shall forthwith upon the request of the Company, resign without claim for compensation from all offices held in the Company or any Group Company.

12	Intellectual Property

12.1	The Appointee will immediately disclose to us and keep confidential all Inventions and all intellectual property rights including without limitation patents (including utility models and inventions), trade marks (including service marks, trade names and business names), design rights, copyright and related rights (including but not limited to rights in respect of software), Internet designations (including domain names), moral rights and database rights, (whether or not any of these is registered and including any application for registration of any such rights), know-how, confidential information and trade secrets for the full term of such rights and including any extension to or renewal of the terms of such rights and all rights or forms of protection of a similar nature or having similar effect to any of these which may exist anywhere in the world conceived or made by the Appointee alone or with others in the course of the Appointee’s employment (“Intellectual Property”). The Appointee will hold all such Intellectual Property and Inventions in trust for the Company or the relevant Group Company and will do everything necessary or desirable at the Company’s expense to vest the Intellectual Property and Inventions fully in the Company or the relevant Group Company as dictated by the Company and/or to secure patent or other appropriate forms of protection for the Intellectual Property and Inventions. Decisions as to the protection or exploitation of any Intellectual Property and Inventions shall be in the absolute discretion of the Company or the relevant Group Company.

12.2	Forthwith following the conception, origination or making of Intellectual Property or Inventions by the Appointee during the course of his employment, the Appointee shall disclose full details of such Intellectual Property or Inventions to any officer of the Company. Further and forthwith following the origination or development of any Confidential Information during the course of the Appointee’s employment, the Appointee shall disclose and make available such Confidential Information to the Company.

12.3	The Appointee assigns, and agrees to assign, to the Company (or to such other entity or person as the Company may direct) all right, title and interest in and to any Intellectual Property, Inventions or Confidential Information made, originated or developed during the course of the Appointee’s employment or otherwise together with any other intellectual property rights arising out of his employment and further agrees to assist the Company at the Company’s cost in connection with any application for registration of such Intellectual Property and to do all such acts and things as the Company may advise are necessary or desirable in connection with any such assignment or assistance.

12.4	The Appointee assigns to the Company by way of present assignment of future copyright, database rights and design rights, all rights title and interests subsisting in such intellectual property and in the documents originated by the Appointee (during his employment at the Company) for all the classes of act which by virtue of the Copyright and Related Rights Act 2000 and the Industrial Designs Act 2001 as each may be amended from time to time, the owner of such rights has the exclusive right to do throughout the world and for the whole period for which rights are to subsist.

12.5	The Appointee warrants and represents that the Company will be the sole beneficial owner of the entire right title and interest in and to any Intellectual Property, Inventions, Confidential Information or other intellectual property rights conceived originated or made by the Appointee in connection with his employment and that he will be free to assign such Intellectual Property, Inventions, Confidential Information and other intellectual property rights to the Company, and its nominees, pursuant hereto without any third party claims liens charges or encumbrances of any kind and that the Appointee is free of any duties or obligations to third parties which may conflict with the terms of this Agreement.

12.6	The Appointee acknowledges that all right title and interest in relation to Intellectual Property, Confidential Information, Inventions and other material of any nature made, originated or developed by the Appointee at any time in connection with his employment with the Company (whether or not made, originated or developed during normal working hours and whether before or after the date of this Agreement) shall belong to and vest in the Company absolutely to the fullest extent permitted by law.

12.7	The Appointee waives any moral right (as provided for in the Copyright and Related Rights Act 2000 as amended from time to time or any similar provisions of law in any jurisdiction) in any Confidential Information, Intellectual Property, Inventions or materials of any nature made, originated, developed or produced by the Appointee and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Confidential Information, Intellectual Property, Inventions or other materials, infringes his moral rights including (but without limitation) the paternity right, the integrity right and the right against false attribution provided for in the Copyright and Related Rights Act 2000.

12.8	The Appointee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Appointee in respect of the performance of his obligations under this Clause 12.

12.9	The provisions of this Clause 12 shall survive the termination of the Appointee’s employment.

In this clause “Inventions” means all trade secrets, know-how, show-how, ideas, concepts, inventions, discoveries, data, formulae, specifications, tests and results of testing, results of research or development including market research data, presentations, case studies, data analyses, reports or summaries and information contained in submissions made by the Appointee during the course of or in any way related to the Appointee’s employment with the Company and all documents, computer files, substances or other materials comprising the same.

13	Confidentiality

13.1	The Appointee must not at any time during (except in the course of his duties hereunder or as required by law) or after his employment disclose to any person or corporate body or make use of and shall use his best endeavours to prevent the publication or disclosure of trade secrets and confidential information of the Group. “Confidential Information” shall be defined as including (without limitation) all and any information about business plans, maturing new business opportunities, research and development projects, product formulae, processes, inventions, designs, discoveries or know how, sales statistics, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of customers or suppliers and officers, employees, licensors, licensees, agents, distributors and contractors (whether or not recorded in writing or on computer disk or tape) computer systems, source codes and software, and any other information which the Company or the relevant Group Company regards as confidential. This restriction will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this Agreement or as required by law to be disclosed.

13.2	The Appointee will not during the Term make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company, the Group or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will the Appointee either during the term of his employment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes or memoranda made by him will be the property of the Company and left at its offices no later than the Termination Date.

14	Post-Termination Provisions

14.1	The Appointee acknowledges that he is likely in the course of his employment to obtain knowledge of trade secrets, know-how, business information and other confidential information relating to the Company Business (as defined below) and the business of the Group Companies and their customers and suppliers and the Appointee agrees, in order to protect the Confidential Information, corporate contacts, trade secrets and business connections of the Group, that he will not on his own behalf or on behalf of any other person, partnership, firm or company, directly or indirectly:

(a)	either in contemplation of the termination of his employment or during the period of six (6) months following the End Date, be engaged in or concerned or interested in any business which competes with or is preparing to compete with the Company Business, provided that nothing in this clause will prevent the Appointee from directly or indirectly holding for investment purposes only not more than 1% in nominal value of any class of securities of any company quoted and/or dealt in on any recognised securities exchange;

(b)

either in contemplation of the termination of his employment or during the period of six (6) months following the End Date, canvass or solicit or endeavour to canvass or solicit away from the Company, the custom, order or business of any person, partnership, firm or company which is or was at any time during the twelve months prior to the End Date a customer of the Company or any Group Company, or a prospective customer with which the Company or any Group Company was in advanced negotiations, with whom or which the Appointee had significant business contact or dealings in the course of his employment during that twelve-month period immediately prior to the End Date or in relation to whose requirements the Appointee had Confidential Information of a material kind on the End Date;

(c)	either in contemplation of the termination of his employment or during the period of six (6) months following the End Date, interfere or seek to interfere with the supply to the Company or any Group Company of any goods or services by any supplier who, during the twelve months preceding the End Date, supplied goods or services to the Company or such Group Company, nor will the Appointee interfere or seek to interfere with the continuance of such supply or the terms on which such supply has during such period as stated above been made;

(d)	either in contemplation of the termination of his employment or during the period of six (6) months following the End Date, entice, solicit or endeavour to entice or solicit away any person who was during the Appointee’s employment with the Company employed or engaged by the Company or any Group Company at any time during the six-month period immediately preceding the End Date either as a director or consultant or an employee in a managerial or executive capacity or key sales or key technical position over whom the Appointee exercised control or with whom the Appointee had significant business contact or dealings during the course of the Appointee’s employment in the six-month period immediately prior to the End Date; and

(e)	at any time after the Termination Date represent himself as being in any way connected with or interested in the business of the Group.

14.2	For the purpose of this clause 14:

“Company Business” shall mean the business of manufacturing, marketing, distribution or sale of (a) breast implants and/or (b) any product or service sold by the Company or any Group Company or in development by the Company or any Group Company at any time prior to the Termination Date; and

“End Date” shall mean the date on which the Appointee’s employment terminates, howsoever occurring, or the date on which the Company exercises its right to put the Appointee on a Garden Leave Period pursuant to clause 11.5, whichever is the sooner.

14.3	The Appointee acknowledges and agrees that all of the restrictions contained in this Agreement are reasonable and necessary to protect the interests of the Company, and the Appointee agrees that the Company may seek equitable remedies to enforce them in addition to any other legal remedies it has.

14.4	Each of the restrictions set out in clause 14 is an entirely separate, severable and independent restriction and all such restrictions will (without prejudice to their generality) apply to any action taken by the Appointee whether as agent, representative, principal, employee or consultant or as a director or other officer of any company or by any company controlled by the Appointee or any associate of his.

14.5	if any provision in this clause 14 is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable (including, by way of example, by restricting the area, duration and/or scope of the covenants to such area, duration and/or scope as would be held reasonable), or it cannot be so amended without materially altering the intention of the parties, it will be deleted, but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

15	Other Business Interests

During the Term, the Appointee shall use his best endeavours to promote the interests, business and welfare of the Group and shall not, without first obtaining the consent of the CEO in writing, either solely or jointly with or as director or manager or agent of any other person or persons, firm or corporation or in any other capacity directly or indirectly carry on or be engaged or (save as the holder or beneficial owner for investment purposes of not more than 1% in nominal value of any class of securities of any company quoted on any recognised securities exchange) be concerned or interested in any trade, business or occupation other than that of the Group.

16	Data Protection

16.1	The Company will hold computer records and personnel files relating to the Appointee. These will include the Appointee’s employment application, references, bank details, performance appraisals, holiday records, salary reviews and remuneration details and other records. The Company requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Appointee hereby agrees and consents that the Company may, when necessary for those purposes, make such data available to Group Companies, to its advisors, to parties providing products and/or services to the Company (including, without limitation IT systems suppliers, benefits and payroll administrators), to regulatory authorities (including the Revenue Commissioners of Ireland), to any potential purchasers of the Company or its business (on a confidential basis) and as required by law which processing may involve the transfer of personal data outside the European Economic Area.

16.2	Certain personal data is classified as “sensitive personal data”. This is personal data relating to a person’s racial or ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, physical or mental health, sexual life, criminal convictions or the alleged commission of an offence, and proceedings for an offence committed or alleged to have been committed. Sensitive personal data may include records of sickness absence, medical certificates and medical reports. The purpose of processing this type of information is to administer sick pay and to monitor and manage sickness absence and to comply with health and safety legislation. If sensitive personal data relating to the Appointee is being processed for reasons otherwise than those set out above, the Appointee’s explicit consent will be sought.

16.3	The Appointee agrees to fully observe and perform the obligations imposed on individuals contained in the Data Protection Acts 1988 and 2003 and any codes of practice or guidance issued under that legislation in force from time to time in relation to any personal data including sensitive personal data that may come into his possession whilst employed by the Company. Breach of this clause may constitute a disciplinary offence.

16.4	By agreeing to the terms and conditions set out in this Agreement, the Appointee hereby agrees and consents that the Company may process personal data relating to him, including the transmission of such personal data to Associates overseas and their overseas contractors.

17	Use of IT Equipment

17.1	The Appointee acknowledges that the Group may legitimately monitor any communications sent or received by him either in the performance of his duties or by way of the Group’s networks and consent to such monitoring for the purposes of:

(a)	ensuring proper working order of the IT systems;

(b)	ensuring that employees comply with the Company’s practices and procedures;

(c)	preventing or detecting crime; and

(d)	investigating or detecting unauthorised use of the Group’s IT systems.

17.2	For the purposes of this Clause 17:

(a)	“monitoring” means the checking, recording and reviewing of telephone calls, computer files, records and e-mails, and the undertaking of any other compliance, security or risk analysis checks the Group reasonably considers necessary; and

(b)	“networks” includes any communications using the Group’s telephone, e-mail and internet networks.

The Appointee undertakes, at all times, to comply with all conditions of use which may from time to time be imposed by the Company with regard to the use of equipment networks and systems provided by the Group.

18	Notices

18.1	Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) to the party due to receive such notice at, in the case of the Company, its head office address from time to time as per sub-clause 18.3 and, in the case of the Appointee, his address as set out in sub-clause 18.4 (or such address as notified to the Company or Appointee in accordance with this clause).

18.2	Any notice delivered personally shall be deemed to be received when delivered to the address provided in accordance with sub-clause 18.3 and 18.4, and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received two days after posting (six days if sent by air mail) and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.

18.3	Attn: Chief Financial Officer, GC Aesthetics Management Limited, Suite 601, Q House, Furze Road, Sandyford, Dublin 18.

18.4	Ayhan Tekin Aslan, Adnan Saygun Cad. Nispetiye Mah., Pirlanta Sokak No:4/4, 34340, Ulus-Besiktas, Istanbul, Turkey.

19	Disclosures

Any disclosure required to be made by the Appointee to the Company shall be made in writing delivered personally or sent by first class post pre-paid recorded delivery to the Company’s address:

Attn: Chief Financial Officer

GC Aesthetics Management Limited

Suite 601, Q House, Furze Road, Sandyford, Dublin 18, Ireland.

20	Miscellaneous

20.1	The Appointee will execute the Global Consolidated Aesthetics Limited Confidential Information And Invention Assignment Agreement and comply with its terms.

20.2	This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Appointee from the Effective Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company and the Appointee relating to the services of the Appointee all of which agreements and arrangements shall be deemed to have been terminated by mutual consent with effect from the Effective Date. The Appointee and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing save as expressly incorporated herein.

20.3	The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

20.4	None of the terms of this Agreement may be amended, modified or altered except by a written agreement signed by the Appointee and the Company.

20.5	Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Appointee. This Agreement and the rights and obligations of the Company hereunder shall be assignable by the Company.

20.6	The finding of a court of competent jurisdiction that any provision of this Agreement is illegal, invalid or unenforceable shall not render any other provision of this Agreement illegal, invalid or unenforceable. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

20.7	This Agreement shall be binding upon and inure to the benefit of the heirs, executors, personal representatives, administrators or other legal representatives of the Appointee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

20.8	The rights granted to the Company hereunder extend to each of the Group Companies and the undertakings given by the Appointee hereunder are given for the benefit of the Company and each of the Group Companies. Accordingly, the Appointee hereby acknowledges and agrees that the rights of the Company and the undertakings given by him hereunder shall be enforceable either by the Company and/or by all or any of the Group Companies.

20.9	The failure of either party at any time to enforce any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect that party’s right thereafter to enforce the same

20.10	No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the prior written consent of the party against whom the waiver is claimed and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach, whether of the same or any other term, covenant, condition or breach.

20.11	The Appointee hereby confirms and acknowledges that prior to signing this Agreement he has had the full opportunity to consult with legal and other professional advisers of his choice as to the meaning of this Agreement and the rights and obligations which he has under this Agreement and he has a full understanding of the same.

20.12	Each of the parties hereby acknowledges that he or it and his or its legal advisers has reviewed and revised or had an opportunity to review and revise this Agreement and the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20.13	The rights and remedies granted hereunder are in addition to, and not in lieu of, any rights or remedies which the Appointee or the Company and/or any Group Company may have in law or in equity.

20.14	The validity construction and performance of this Agreement shall be governed by the laws of the Republic of Ireland and all disputes, claims or proceedings between the parties in relation thereto shall be subject to the exclusive jurisdiction of the courts of the Republic of Ireland to which the parties irrevocably submit.

In Witness whereof this Agreement has been entered into the day and year first above written,

Signed for and on behalf	)
of GC Aesthetics Management Limited	)	/s/ Martin Scully
by	)	Director
in the presence of:-)
)
)
Witness' Signature	)	/s/ Barry Hatt
Address	)	Director / Secretary
Occupation	)

Signed by Ayhan Tekin Aslan	)	/s/ Ayhan Tekin Aslan
in the presence of:-)		Ayhan Tekin Aslan
)
)
Witness' Signature	)
Address	)
Occupation	)